Exhibit 99.3

Marinus Announces Ganaxolone Orphan Epilepsy Program Updates Including Planned Clinical Program in Tuberous Sclerosis Complex

Initiation of Phase 2 trial evaluating ganaxolone in tuberous sclerosis complex planned for 1H 2020

European Medicines Agency Orphan Drug Designation granted for ganaxolone for the treatment of CDKL5 deficiency disorder

CDKL5 deficiency disorder pivotal Phase 3 trial on-track for data Q3 2020 with strong ongoing enrollment

RADNOR, PA, December 9, 2019 (Globe Newswire) – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS) (“Marinus” or “Company”), a pharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and other neuropsychiatric disorders, today announced clinical and regulatory updates for its orphan seizure programs in tuberous sclerosis complex (TSC), CDKL5 deficiency disorder (CDD) and PCDH19-related epilepsy (PCDH19-RE).

Tuberous Sclerosis Complex Program

“The decision to expand our epilepsy program in TSC was strategically informed by the discovery of a new potential epilepsy biomarker, Allo-S, in our Phase 2 study in PCDH19-related epilepsy,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus. “This led us to additional analyses that identified TSC as another rare genetic disorder that may be similarly impacted by Allo-S levels. We look forward to initiating a Phase 2 trial in the first half of 2020 to provide a potential targeted treatment option for these patients with limited approved therapies.”

Marinus intends to initiate a Phase 2, open label study to evaluate the safety and tolerability of adjunctive ganaxolone treatment in patients with seizures associated with TSC. Patient stratification from the Company’s PCDH19-related epilepsy Phase 2 trial identified a subpopulation of patients with improved ganaxolone responses, those with low levels of allopregnanolone-sulfate (Allo-S). Based on these data, the Company performed a biomarker analysis to identify other rare genetic epilepsies that may benefit from the GABAA-receptor modulatory effects of ganaxolone and today announced TSC as the next planned orphan epilepsy program to study the effect of ganaxolone on seizures as well as the expanded utility of a potential biomarker.

The planned Phase 2 study will be conducted at approximately 4-6 sites in the United States and enroll approximately 20-40 patients ages 2 to 65. Patients will undergo a 4-week baseline period followed by a 12-week treatment period. The primary endpoint for the study is percent change in 28-day primary seizure frequency through the end of the 12-week treatment period relative to the 4-week baseline period.

CDKL5 Deficiency Disorder (CDD) Program

The European Medicines Agency (EMA) has granted orphan drug designation for ganaxolone for the treatment of CDD. EMA orphan designation status is assigned to medicines intended to treat rare conditions and allows recipient companies to benefit from incentives offered by the European Union to develop medicines for the treatment, prevention or diagnosis of a life-threatening or chronically debilitating rare disease.

Dr. Braunstein continued, “Receiving Orphan Drug Designation for our CDD program from the EMA is an important regulatory milestone as we advance ganaxolone through our pivotal Phase 3 Marigold study. We are proud of our continued progress and execution, with strong trial enrollment, and look forward to sharing topline data in Q3 2020.”

Marinus is currently in the final stages of recruiting for the Marigold Study, its pivotal Phase 3 study evaluating the use of oral ganaxolone in children and young adults with CDD, a refractory form of pediatric epilepsy with no currently approved treatments. The global, double-blind, placebo-controlled, pivotal study will enroll up to 100 patients between the ages of 2 and 21 with a confirmed disease-related CDKL5 gene variant. Enrollment in the study continues to progress as planned and the Company remains on-track to report top-line data in Q3 2020.

PCDH19-related Epilepsy (PCDH19-RE) Program

International site initiation and enrollment is continuing in the Violet Study, a single pivotal Phase 3 study evaluating oral ganaxolone in children with PCDH19-RE. The study will enroll up to 70 patients between the ages of 1 and 17 with a confirmed PCDH19 mutation. Patients are stratified into biomarker positive and negative groups, which could potentially provide the epilepsy community with the first diagnostic blood test that predicts the likelihood of a treatment response. The Company remains on-track to report top-line data in 2021.

About Tuberous Sclerosis Complex

Tuberous sclerosis complex (TSC) is a rare genetic disorder that affects many organs and causes non-malignant tumors in the brain, skin, kidney, heart, eyes, and lungs. The condition is caused by inherited mutations in either the TSC1 gene or the TSC2 gene. TSC occurs with a frequency of 1:6,000 and a mutation is found in 85% of patients. While the disease phenotype can be extremely variable, neurologic manifestations such as epilepsy can be seen in up to 90% of TSC patients. TSC is a leading cause of genetic epilepsy, often occurring in the first year of life as either focal seizures or infantile spasms.  There are currently limited approved treatments for TSC.

About CDKL5 Deficiency Disorder

CDKL5 deficiency disorder (CDD) is a serious and rare genetic disorder that is caused by a mutation of the cyclin-dependent kinase-like 5 (CDKL5) gene, located on the X chromosome. CDD is characterized by early-onset, difficult-to-control seizures and severe neuro-developmental impairment. Most children affected by CDD cannot walk, talk, or feed themselves, and many are confined to wheelchairs, dependent on others for everything. Currently, there are no approved therapies for CDD.

About Ganaxolone

Ganaxolone, a positive allosteric modulator of GABAA receptors, is being developed in an intravenous and oral formulation intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Unlike benzodiazepines, ganaxolone exhibits anti-seizure and anti-anxiety activity via its effects on synaptic and extrasynaptic GABAA receptors.  Ganaxolone has been studied in more than 1,600 subjects, both pediatric and adult, at therapeutically relevant dose levels and treatment regimens for up to four years. In these studies, ganaxolone was generally safe and well-tolerated. The most commonly reported adverse events were somnolence, dizziness and fatigue.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and depression. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Marinus is conducting the first ever pivotal studies in children with CDKL5 deficiency disorder and PCDH19-related epilepsy and has recently released top-line data from Phase 2 studies in women with postpartum depression and patients with refractory status epilepticus. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical study testing schedule and milestones, the ability to complete enrollment in our clinical studies, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical studies, the timing of the clinical studies, enrollment in clinical studies, availability of data from ongoing clinical studies, expectations for regulatory approvals, the attainment of clinical study results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com